UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 15, 2015

UNILIFE CORPORATION

(Exact name of Registrant as Specified in Charter)

Delaware	001-34540	27-1049354
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Cross Farm Lane, York, Pennsylvania	17406
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (717) 384-3400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On January 15, 2015 Unilife Corporation (“Unilife”) entered into a definitive global strategic agreement with AbbVie Inc. (“AbbVie”) for the customization and supply of its injectable drug delivery systems for use with AbbVie’s drug portfolio.

Unilife has been selected by AbbVie as a preferred partner for the customization and supply of innovative, differentiated drug delivery systems. AbbVie will pay $5 million for the exclusive right to form and enter into a mutually-agreeable development and supply agreement with Unilife to include exclusive access to the Unifill Finesse™ prefilled syringe and the LISA™ reusable auto-injector for target therapies within AbbVie’s drug portfolio for the treatment of auto-immune diseases, as well as associated exclusivity fees. The target therapies and conditions for which these systems will be used are confidential under the terms of the agreement.

About the Unifill Finesse™

The Unifill Finesse is a product configuration from Unilife’s proprietary platform of ready-to-fill (prefilled) syringes with integrated, automatic needle retraction. Designed for integration with standard filling and packaging lines, it utilizes a standard plunger and plunger rod.

About the LISA Reusable Auto-Injector

The LISA reusable auto-injector is an automated and highly customizable product that can be used by a patient to perform hundreds of injections. Patients can control the speed of dose delivery to help minimize pain or discomfort during an injection. It allows for the removal of a used Unifill syringe with a retracted needle for safe, compact and convenient disposal. Other features include a single activation button, LED indicators and a push-on skin sensor to minimize potential drug wastage. Customization options include Bluetooth, Wi-Fi or 3G connectivity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unilife Corporation

Date: January 20, 2015	By:	/s/ Alan Shortall
Alan Shortall
Chairman and Chief Executive Officer